As filed with the Securities and Exchange Commission on September 23, 2010

Registration No. 333-38935

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

FORM S-8

REGISTRATION STATEMENT NO. 333-38935

UNDER

THE SECURITIES ACT OF 1933

SOUTHWEST WATER COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-1840947
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Wilshire Building 624 South Grand Avenue, Suite 2900 Los Angeles, California	90017-3782
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated SouthWest Water Company Stock Option and Restricted Stock Plan

(Full title of the Plan)

William K. Dix

Vice President, General Counsel and Secretary

SouthWest Water Company

One Wilshire Building

624 South Grand Avenue, Suite 2900

Los Angeles, California

(Name and Address of Agent For Service)

(213) 929-1800

(Telephone Number, Including Area Code, of Agent For Service)

With copies to:

Alan Klein

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Telephone: (212) 455-3188

Facsimile: (212) 455-2502

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Amendment”) relates to the following Registration Statement on Form S-8 (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim): Registration Statement 333-38935 registering 200,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of SouthWest Water Company (the “Company”) for the Company’s Amended and Restated SouthWest Water Company Stock Option and Restricted Stock Plan (the “Registration Statement”).

On September 13, 2010, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 2, 2010, by and among SW Merger Acquisition Corp. (“Parent”), SW Merger Sub Corp. (“Merger Sub”) and the Company, Merger Sub merged with and into the Company, with the Company surviving the merger as a subsidiary of Parent (the “Merger”). As a result of the Merger, each share of Common Stock (other than those shares held by Parent, which were cancelled as a result of the Merger, and shares with respect of which dissenter’s rights were perfected) was converted automatically into the right to receive $11.00 in cash, without interest.

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to any registration statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 23rd day of September, 2010.

SOUTHWEST WATER COMPANY

By:	/s/ FLOYD E. WICKS
Name:	Floyd E. Wicks
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ FLOYD E. WICKS	Chief Executive Officer and President	September 23, 2010
Floyd E. Wicks	(Principal Executive Officer)

/s/ BEN SMITH	Chief Financial Officer	September 23, 2010
Ben Smith	(Principal Financial Officer)

/s/ DENNIS CLARKE	Director	September 23, 2010
Dennis Clarke